EXHIBIT 23(b) - INDEPENDENT AUDITORS' CONSENT

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
National Western Life Insurance Company:

We consent to incorporation by reference in the registration statement (Nos. 333-38549) on Form S-8 of National Western Life Insurance Company of our report dated March 5, 2001, with respect to the consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows of National Western Life Insurance Company and subsidiaries for the year ended December 31, 2000, and Schedule V - Valuation and Qualifying Accounts for the year ended December 31, 2000, which report appears in the December 31, 2002, annual report on Form 10-K of National Western Life Insurance Company.

KPMG LLP

Austin, Texas
March 28, 2003